EXHIBIT 21

Subsidiaries of Registrant

As of January 1, 2011

	State or Jurisdiction	Percentage of Voting
Subsidiaries	of Incorporation	Securities Owned

Medical Concepts Staffing, Inc. (Inactive)	Minnesota	100.0%
Analysts International Strategic Sourcing Services, LLC (Inactive: in process of dissolution)	Minnesota	100.0%
Analysts International Business Resources Services, LLC (Inactive: in process of dissolution)	Minnesota	100.0%
Analysts International Business Solutions Services, LLC (Inactive: in process of dissolution)	Minnesota	100.0%
Analysts International Management Services, LLC (Inactive: in process of dissolution)	Minnesota	100.0%